1. Name and Address of Reporting Person
   TAWS JR, EDWARD T.
   P. O. BOX 177
   SOUTHERN PINES, NC 28388
2. Issuer Name and Ticker or Trading Symbol
   FIRST BANCORP (FBNC)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   11/2002 R1
5. If Amendment, Date of Original (Month/Day/Year)
   11/27/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       11/26/2002 G             -250        D      $0.0000                     D
Common Stock                       11/29/2002 G             -700        D      $0.0000    5750             D
Common Stock                                                                              5785             I           SPOUSE

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $6.667                                               06/01/2004 Common                      1000     D
(Right to buy)                                                                 Stock
Stock Options  $7.25                                                06/01/2005 Common                      1100     D
(Right to buy)                                                                 Stock
Stock Options  $9.833                                               06/01/2006 Common                      1200     D
(Right to buy)                                                                 Stock
Stock Options  $15.333                                              06/01/2007 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $15.75                                               06/01/2010 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $16.667                                              06/01/2009 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $22                                                  06/01/2008 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $23.05                                               06/01/2012 Common                      1500     D
(Right to buy)                                                                 Stock
Stock Options  $24                                                  06/01/2011 Common                      1500     D
(Right to buy)                                                                 Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ EDWARD T. TAWS JR

DATE
12/02/2002